EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2018 Conference Call
August 3, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2018 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 2, 2018 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2018 with the second quarter of 2017.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s second quarter results. I would like to begin by spending a few minutes on our recently announced Enhanced Return Funding Program, or ERFP, with Ashford, Inc.

Our strategies throughout our 15-year history have consistently focused on ways to create shareholder value. Many of our efforts have been economically transformational over the years. We believe that the ERFP will be another such example and see this program to be a true game changer, one that we expect to provide us with a significant competitive advantage to improve asset-level investment returns and hopefully lead to improved stock price performance.

As we’ve discussed, the highlights of this program for our Company are clear, simple and impactful. Ashford Inc. has committed to provide up to $50 million to the Company on a programmatic basis equating to approximately 10% of each new investment’s acquisition price to be used for the purchase of FF&E. We believe the ERFP program has the potential to improve five-year internal rates of return on hotel acquisitions by 700 to 1,200 basis points. We are not aware of any other REIT, lodging or non-lodging, that has a similar offering to improve property acquisition IRRs. Given our approximately 18% insider ownership, we pride ourselves on thinking and acting like owners when it comes to evaluating and implementing strategies, and we expect the ERFP program to be another significant step to enhance our total shareholder return performance relative to our peers.

Let me be clear, we have been very disciplined in our acquisition efforts over the years and this program does not in any way change that level of scrutiny. We will not grow just for growth’s sake. What this program seeks to accomplish is to turn good deals into great deals. How does that happen? The ERFP effectively reduces by approximately 33%, based upon our current corporate capital structure, the required equity funding into new investments, thereby improving expected returns. While these are just some of the economic highlights benefitting Ashford Trust shareholders, there are other miscellaneous terms to the ERFP included in our filings that I encourage you to review. In a hotly contested bidding environment for deals today, we see this program providing us with a significant competitive advantage in winning deals at even more accretive returns. We can be more aggressive if needed to win a deal but then still achieve returns well in excess of what we would have achieved without the ERFP.

Looking ahead, we see this program as very promising given the strategic and financial alignment between Ashford Inc. and Ashford Trust, such that in theory it could become even larger in dollar value and more evergreen if proven successful and favorably received by our shareholders. In fact, the ERFP agreement already has in place, subject to mutual agreement, an increase to $100 million.

The existence of this program is also timely given market conditions. More properties have recently become available that fit our focused investment criteria of full-service, upper upscale hotels. Furthermore, our conviction on a more positive lodging market direction is stronger given supply-demand fundamentals. We also see various key economic data points that support our near-term favorable view. The debt markets remain liquid and attractively priced for hotel financing. We have excess corporate cash on our balance sheet which could be available for hotel investments under this program. All these combined factors make this a very opportune time for the program especially considering the competitive edge the ERFP provides to us.

The Hilton Alexandria Old Town is an excellent first deal to benefit from the ERFP. On June 29th, we completed the acquisition for $111 million and consistent with the ERFP, Ashford, Inc. has committed to provide us with approximately $11.1 million of cash via the future purchase of hotel furniture, fixtures and equipment at our properties. With this ERFP funding commitment, the effective trailing 12-month cap rate of this transaction increases to 8.3% from 7.5%, assuming the program funding had occurred at closing. In most cases, as with this acquisition, the ERFP is expected to be funded over the first year.

Moreover, based upon the assumption of an upfront funding, our initial equity contribution for this acquisition is reduced by an estimated 38%. As a result, the program is projected to meaningfully improve the estimated underwritten leveraged IRR of the acquisition from 18.2% to 29.5%, a 62% increase in returns with over 1,100 basis points in absolute improvement, based upon a capital structure including 66% property level debt, corporate preferreds, equity capital, and ERFP funding in year one. We believe these types of returns are compelling.

We believe that this acquisition stands on its own. However, with the ERFP we estimate the returns are underwritten to be among the highest of any deal in our history. We strongly believe that the ERFP provides us not only with a competitive advantage, but is also structured to substantially enhance shareholder value.

Let me now turn to our second quarter performance. Our comparable RevPAR for all hotels increased 1.6%, while our comparable RevPAR for all hotels not under renovation increased 2.3%. For the quarter, we reported AFFO per share of $0.42, and we reported adjusted EBITDAre of $120.7 million.

We will continue to own and acquire predominantly upper upscale full-service hotels at a RevPAR of generally less than two times the national average. We are not purposefully chasing the highest RevPAR hotels because we see tradeoffs in RevPAR and yield. We will remain disciplined on buying and selling properties as we balance expected returns, underwritten growth, and our cost of capital.

During the quarter, we completed several additional transactions to further our strategy and create additional value in our platform. We sold the 109-room Residence Inn Tampa Downtown for $24 million, equating to $220,000 per key and a trailing 12-month cap rate of 7.6% for a select-service hotel with a RevPAR below our overall portfolio average. We also sold the SpringHill Suites Centreville for sales proceeds of $7.5 million.  Through these sales of lower RevPAR select service hotels, we believe we have improved the overall quality of the portfolio. We hope these types of strategy executions remind investors of the potential value we can create with assets in our portfolio.

As for our balance sheet, we target net debt to gross assets of 55% to 60% although our current level is slightly above the target. We believe in the benefits of an appropriate amount of non-recourse debt to enhance equity returns. We have generally run near this leverage level consistently since our IPO 15 years ago, through up and down cycles. I am very pleased to report that we have been extremely active in refinancing our existing debt over the past couple of years. During the second quarter, we refinanced eight different loans comprising 56 hotels for a total of $2.3 billion. We have had great success recently in our proactive efforts to capitalize on the favorable debt markets to significantly lower the loan spreads from what we would have paid under the previous terms. In fact, since the start of 2017, we have refinanced the mortgages on 85 hotels with $3.4 billion in new loans, or approximately 85% of our total debt. Deric will provide more details as well as the many benefits of these financings.

We seek to maintain a cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge in the event of uncertain economic times, as well as providing dry powder to capitalize on attractive investment opportunities as they arise. In addition at the end of the second quarter of 2018, net working capital totaled $527 million, equating to approximately $4.42 per share representing a significant 56% of yesterday’s stock price.

Also, we remain focused on our investor outreach efforts in 2018. We will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events.

Looking ahead, we have a high-quality well-diversified portfolio and remain focused on accretive transactions as well as proactive asset management initiatives. We're committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to be opportunistic and proactively managing our balance sheet.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the second quarter of 2018, we reported a net loss attributable to common stockholders of $29.0 million or $0.30 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.42 compared with $0.52 for the prior year quarter.

Adjusted EBITDAre totaled $120.7 million for the quarter compared with $125.6 million for the prior year quarter.

There are a few things that I’d like to point out about our quarterly results. First, the prior year quarter included $2.4 million of Hotel EBITDA from hotels that we have since sold. Second, we have fully utilized the NOLs in our taxable REIT subsidiary and you will see we recorded a higher tax expense in the second quarter compared to last year. Going forward, I would expect that trend to continue. Third, during the quarter we recorded $1.9 million of business interruption income related to lost business at our Crowne Plaza Key West associated with the BP oil spill in the Gulf of Mexico in 2010. We had been working on this claim for several years and finally settled the claim in the second quarter. Finally, given our strong total shareholder return performance through the second quarter vs. our peers we recorded an accrual of $3.3 million for the incentive fee under our advisory agreement.

At the end of the second quarter, we had $4.0 billion of mortgage debt with a blended average interest rate of 5.5%. Our debt was approximately 9% fixed rate and 91% floating rate. All of our debt is non-recourse, property level debt, and we have a well-laddered maturity schedule. Interest rate caps are in place for virtually all of our floating rate loans. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $527 million.

As of June 30, 2018, our portfolio consisted of 118 hotels with 24,903 net rooms.

Our share count currently stands at 119.3 million fully diluted shares outstanding, which is comprised of 98.6 million shares of common stock and 20.7 million OP units.

With regards to dividends, the Board of Directors declared a second quarter 2018 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 6.1% dividend yield, among the highest in the hotel REIT space.

On the capital markets front, we set out at the beginning of the year with a strategy to refinance a significant portion of our debt. We believed that credit spreads would continue to tighten as short term rates increased, which is exactly what has happened. Through these refinancings, we’ve been able to improve our liquidity, extend our maturities, resize several of our loan pools, and lower our cost of capital compared to the previous loan terms. During the quarter, we refinanced our Highland mortgage loan secured by 22 hotels with an existing outstanding balance totaling approximately $972 million with a new loan totaling $985 million. The new loan has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 3.20%. This refinancing is expected to result in annual interest savings of approximately $11 million as compared to the prior loan terms.

We also refinanced seven mortgage loans with existing outstanding balances totaling approximately $1.07 billion. The new financing is comprised of six separate mortgage loan pools with an average size of approximately $211.7 million that together total approximately $1.27 billion and each has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loans bear interest at a combined weighted average rate of LIBOR + 3.83%, which is 74 basis points lower than the previous mortgage loans. As part of this transaction and subsequent to the end of the quarter, we purchased $56.3 million of mezzanine debt on the Pool E loan to effectively reduce our interest expense on this loan pool. The total Pool E loan amount is $216.3 million priced at LIBOR + 4.36%, inclusive of the mezzanine debt that we purchased; however, in effect, the net loan amount will be $160 million at a spread of LIBOR + 2.73%. This purchase is not meant to suggest that Ashford Trust is re-entering the mezzanine lending market. We simply saw an attractive opportunity to lower our effective cost of capital on this financing. After closing this transaction, the weighted average maturity of our debt is 6.1 years assuming extension options are exercised which is the longest it has been in several years and our next hard debt maturity is a $5 million loan that matures in July of 2019.

As you can see, we have benefitted from the flexibility of our floating rate debt to efficiently refinance a substantial portion of our existing loans at a time when loan spreads have significantly compressed over the past 12-18 months. These well-planned sequential refinancings exemplify our ongoing strategic efforts to capitalize on market conditions and constantly seek out ways to enhance shareholder value.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio increased by 1.6% during the second quarter of 2018. Those hotels not under renovation grew Comparable RevPAR by 2.3% during the second quarter. While we experienced a 7.3% increase in non-controllable fixed expenses such as incentive management fees, property taxes, and insurance, our operating flow through for the quarter was approximately 50%. We have been disappointed with our portfolio-wide results from a RevPAR growth standpoint, and several factors have contributed to this performance, which I will briefly outline. First and foremost, we have experienced heavy renovation activity year to date, measured by both number of hotels and number of rooms, and we also had renovations at some of our largest hotels, namely, the Renaissance Nashville, Marriott Crystal Gateway, and Ritz-Carlton Atlanta. In addition to the impact from renovations, our Starwood hotels not under renovation during the second quarter were negatively impacted by the revenue management and sales integration to Marriott. Comparable RevPAR for these 9 hotels declined 3.1%, a 710 basis point decrease relative to their competitive sets. Group performance at these hotels has suffered and group room nights declined 19.2% during the second quarter. Excluding the 9 Starwood hotels, Comparable RevPAR for those hotels not under renovation during the second quarter was 2.9%, nearly flat to our competitive sets.

I would now like to turn to a property where we have, perhaps, unlocked more value than at any other property in our portfolio: the Renaissance Nashville. Since we acquired the Renaissance Nashville as part of the Highland portfolio acquisition, we have grown NOI from $6.2 million to $20.3 million, more than tripling its profits. During the second quarter, we completed the meeting space renovation and additions in the Nashville Convention Center space. This phase of the renovation was completed in April, including the enlargement of the entirely refreshed Grand Ballroom and expanded pre-function space. The Grand Ballroom can now accommodate 1,500 guests for a banquet function. Upon completion of the meeting space, we began upgrading the first floor of the hotel by renovating the lobby and restaurant, and we are also adding a signature market providing a Grab & Go outlet. This work is scheduled to be completed in January 2019. Despite the disruption inherent in any renovation of this scale, the hotel managed to grow Comparable RevPAR 1.8% during the second quarter and EBITDA flow-through was strong at 79%. Impressively, this RevPAR growth surpassed that of the hotel’s competitive set by 70 basis points. As we continue to improve the product of one of our top-performing hotels, we are excited to add hotels of a similar caliber, such as the Hilton Alexandria Old Town, to our portfolio. We anticipate that our best-in-class asset management team will unlock value at the Hilton Alexandria similar to what we have achieved at many of our other properties.

During the remainder of 2018, we will continue to invest in our portfolio to maintain competitiveness. For the year, we estimate spending approximately $165-185 million in capital expenditures. In addition to the extensive work I just highlighted at the Renaissance Nashville, much of this spend is focused on the recently completed guestroom renovations at the Renaissance Palm Springs, Sheraton Anchorage, and Marriott Research Triangle Park as well as additional guestroom renovations at the Hyatt Regency Coral Gables, Westin Princeton, Ritz-Carlton Atlanta, and Hotel Indigo Atlanta. As I mentioned earlier, this heavy renovation activity affected our first quarter results which continued into the second quarter as well. As for the balance of 2018 we are projecting an average of 5 fewer hotels under renovation per quarter relative to 2017, with 1,300, or 15.3%, fewer rooms out of service during that period. This reduction in renovation activity coupled with the improved product we will have once all of this capital spending is completed should provide a tailwind for our portfolio and our results going forward.

That concludes our prepared remarks and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call. Please be on the lookout for a save the date for our Investor Day that we plan to host in New York City in October, and we look forward to speaking with you again next quarter.